FOR IMMEDIATE RELEASE
January 4, 2007


                MSB FINANCIAL CORP. TO COMMENCE TRADING ON NASDAQ

Millington, New Jersey, January 4, 2007 - MSB Financial Corp. (Nasdaq GM: MSBF) (the "Company"), the holding company of Millington Savings Bank, announced today that it has completed its minority stock offering. Trading of the Company's shares is expected to commence on Friday, January 5th on the Nasdaq Global Market under the symbol "MSBF."

Upon completion of the offering, MSB Financial, MHC, which formerly owned 100% of the Company, now holds 3,091,344 shares, or 55% of the Company's outstanding common stock, and 2,529,281 shares, or 45% of the outstanding common stock, have been issued to subscribers in the offering, including 202,342 shares purchased by the Millington Savings Bank Employee Stock Ownership Plan.

The  offering  was  oversubscribed  by eligible  account  holders at  Millington
Savings Bank who were depositors as of June 30, 2005. Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures set forth in the Company's plan of stock issuance and prospectus. Supplemental eligible account holders as of September 30, 2006 and other depositors as of October 31, 2006 will not have orders filled. If you are an eligible account holder and would like to confirm your allocation, please visit
www.kbw.com/inv_banking/com_allocations/ComAllocations.aspx       for       that
information. Subscribers who did not receive shares they subscribed for have been mailed refund checks if they paid by cash or check and have had the hold on their funds released if they paid by authorizing withdrawal from a deposit account at Millington Savings Bank.

Keefe, Bruyette & Woods, Inc. acted as financial advisor to the Company and managed the subscription offering. Malizia Spidi & Fisch, PC acted as special counsel to the Company.

MSB Financial Corp. is the holding company for Millington Savings Bank, which operates from its main office in Millington, New Jersey (Morris County), and three branch offices located in Somerset County, New Jersey.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.